EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-138181) pertaining to the 1997 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2004 Stock Option Plan, 2006 Stock Option and Incentive Plan, and the 2006 Employee Stock Purchase Plan of LeMaitre Vascular, Inc.,

(2)	Registration Statement (Form S-8 No. 333-161361) pertaining to the Amended and Restated 2006 Stock Option and Incentive Plan of LeMaitre Vascular, Inc.; and

(3)	Registration Statement (Form S-8 No. 333-174129) pertaining to the Second Amended and Restated 2006 Stock Option and Incentive Plan of LeMaitre Vascular, Inc.;

of our report dated March 27, 2013, with respect to the consolidated financial statements of LeMaitre Vascular, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 27, 2013